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EXHIBIT 23--CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-33499, 33-60773, 333-47983 and 333-69461) pertaining to the
1987 Employee Stock Option Plan, 1989 Stock Option Plan for Non-Employee Directors, 1997 Stock Incentive Plan and Employee Stock Purchase Plan of Children's Comprehensive Services, Inc., of our report dated August 17, 1999, except for Note L, as to which the date is September 3, 1999, with respect to the consolidated financial statements and schedule of Children's Comprehensive Services, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended June 30, 1999.



                                Ernst & Young LLP

Nashville, Tennessee
September 27, 1999